Exhibit 23.1
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Oculus Innovative Sciences, Inc. on Form S-1 of our report dated June 10, 2009, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Oculus Innovative Sciences, Inc. and Subsidiaries as of March 31, 2009 and 2008 and for the years then ended appearing in the Annual Report on Form 10-K of Oculus Innovative Sciences, Inc. for the year ended March 31, 2009.
/s/ Marcum LLP
Marcum LLP
New York, New York
July 28, 2009